Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale	Lisa A. Indest
Exec. V.P., CFO	Vice President of Finance and Accounting
(614) 887-5610	(614) 887-5844
myale@glimcher.com	lindest@glimcher.com

FOR IMMEDIATE RELEASE
Tuesday, January 22, 2008

GLIMCHER PROVIDES 2008 FFO AND EARNINGS GUIDANCE, DIVIDEND INFORMATION
AND ANNOUNCES ADDITIONAL 2007 NON-CASH IMPAIRMENT CHARGES

COLUMBUS, OH – January 22, 2008 – Glimcher Realty Trust, (NYSE: GRT), today provided Funds From Operations (FFO) and earnings guidance for 2008 and announced that its Board of Trustees made a decision to reduce the Company’s quarterly dividend on its common shares and operating partnership units (o.p. units) to $0.32 per share/unit.   The Company also announced additional non-cash impairment charges incurred during the fourth quarter of 2007 that primarily relate to the Company’s recent decision to classify its Great Mall of the Great Plains (Great Mall) property as held-for-sale.  References to per share amounts are based on diluted common shares.

2008 Outlook

As of the date of this release, the Company expects diluted net income per share to be in the range of $0.06 to $0.14 for the year ending December 31, 2008 and expects diluted FFO per share to be in the range of $2.00 to $2.08 for the year ending December 31, 2008.

Commenting on the Company’s 2008 guidance, Michael P. Glimcher, Chairman and Chief Executive Officer, stated “We are pleased with the internal growth from our core mall portfolio, but have tempered our overall guidance to reflect anticipated softness in the U.S. economy during 2008.  While we remain committed to the strategy of upgrading the quality of our real estate portfolio and are excited about the progress being made on key projects, we must maintain an appropriate balance with a focus on liquidity and capital within this challenging environment.”

Our expectations for 2008 are based upon the following key factors and assumptions:

•	A quarterly dividend of $0.32 per common share commencing with the first quarter 2008 dividend, payable in April.
•
An increase in same-mall net operating income of 1.0% to 2.0% based upon occupancy and recovery rates consistent with 2007 levels for the core portfolio (2.0% to 3.0% growth when including the positive impact of redevelopment).

•	Lease termination income and out-parcel sales of $1.5 to $2.5 million.
•	Discontinued development write-offs of $1.0 million during the year.
•	Bad debt expense of $6.5 to $7.5 million (including discontinued operations) reflecting a moderate increase in bankruptcies and other credit related issues due to the current economic environment.
•	General and administrative expenses of $17.5 to $18.0 million for the year.
•
$225 to $265 million of capital investment related to new development, redevelopment and renovation projects within the existing mall portfolio (approximately $195 million of the projected investment relates to Scottsdale Quarter and the Company’s Polaris redevelopment project).

•	$20 million of recurring capital expenditures and tenant allowance/improvements.
•	Floating rate bank debt at an average rate of slightly above 6% throughout 2008.
•	The sale of Ohio River Plaza and Knox Village during the first quarter of $10 to $15 million.
•	The disposition of Eastland Mall (NC) during the third quarter and Great Mall during the fourth quarter for $60 to $70 million.
•	No expected acquisitions during fiscal year 2008.

Glimcher Realty Trust
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•
$110 million of proceeds from refinancings within the Company’s wholly owned portfolio with short-term floating rate debt at an effective rate of 6.5% (Colonial Park Mall - $35 million, Morgantown Mall -$50 million and Polaris redevelopment - $25 million).

•	$125 million of proceeds from refinancings on the Company’s unconsolidated Puente Hill’s property with short-term floating rate debt at an effective rate of 6.5%.
•	Estimated capacity on the Company’s line of credit facility of $100 to $110 million as of December 31, 2008.

The Company’s 8.75% Series F Cumulative Redeemable Preferred Stock is redeemable at par ($60 million) on or after August 25, 2008.  If redeemed, the original issuance costs of $2.5 million would be reported as a non-cash charge and be included in FFO and net income.  The redemption and related costs are not included in the 2008 earnings guidance.

The Company continues to evaluate opportunities to joint venture or to sell a portion of its trade area dominant portfolio.  With the uncertainty created by the current capital markets, it is difficult to forecast the timing, pricing, and size of any opportunity or whether such transaction will be consummated.   Accordingly, the impact of any potential transaction has not been reflected in the 2008 earnings guidance.

A reconciliation of the range of estimated diluted net income per share to FFO per share for 2008 follows:

	Low End	High End
Estimated diluted net income per share	$0.06	$0.14
Add: Real estate depreciation and amortization*	1.98	1.98
Less: Gain on sales of properties	(0.04)	(0.04)
Estimated FFO per share	$2.00	$2.08

* wholly owned properties and pro rata share of joint ventures

2008 Dividend Reduction

The Company’s Board of Trustees has declared a cash dividend of $0.32 per common share and per o.p. unit for the first quarter of 2008.  On an annualized basis, this equates to $1.28 per share/unit.  In addition, the board declared a cash dividend of $0.5469 per Series F preferred share of beneficial interest for the first quarter of 2008.  On an annualized basis, this equates to $2.1876 per preferred share.  The board also declared a cash dividend of $0.5078 per Series G preferred share of beneficial interest for the first quarter of 2008.  On an annualized basis, this equates to $2.0312 per preferred share.   All first quarter 2008 cash dividends are payable on April 15, 2008 to shareholders and o.p. unitholders of record on March 31, 2008.

Commenting on the reduction in the dividend, Mr. Glimcher stated: “Enhancing financial flexibility, optimizing capital allocation and generating free cash flow are essential to the Company’s ability to execute its growth plans.  Both the board and management support that a reduction in the dividend to a sustainable level is the appropriate financial strategy for the Company and will deliver value to shareholders over the long term.  Divesting non-core assets such as Great Mall and revising our dividend policy will provide additional capital to the Company as we move through 2008.”

Mark E. Yale, Chief Financial Officer, added: “In addition to the continued and deepening erosion in the capital markets over the past few months, another significant factor in the revised dividend policy was a change in the expectation of when the Company would be in a position to fund the dividend from cash flow at the prior rate.  Based on the 2008 guidance noted above, the board concluded that it could be several more years before the Company would be in a position to generate free cash flow absent a reduction in the dividend.  With the revised dividend, the Company’s payout ratio for 2008 improves to approximately 90% of Funds Available for Distribution at the midpoint of our FFO guidance range.”

2007 Outlook

Based upon the anticipated sales prices involving the assets held-for-sale, the Company recognized an additional $28 million (or $0.69 per share) of non-cash impairment charges during the fourth quarter of 2007.  The charges primarily related to the Company’s decision to classify the Great Mall as held-for-sale during the fourth quarter of 2007.  These impairment charges had not been included in management’s previous FFO and net income guidance for the fourth quarter and full year 2007.

Glimcher Realty Trust
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Fourth Quarter Conference Call

Glimcher’s fourth quarter 2007 earnings conference call is scheduled for 11 a.m. ET on Thursday, February 21, 2008.  Those wishing to join this call may do so by calling (800) 510-9661, passcode 36175064.  This call also will be simulcast and available over the Internet via the web site www.glimcher.com on February 21, 2008 and a replay will be available through March 7, 2008.

Funds From Operations, Funds Available for Distribution and Net Operating Income

This press release contains certain non-Generally Accepted Accounting Principles (GAAP) financial measures and other terms.  The Company’s definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  The non-GAAP financial measures referred to above should not be considered as alternatives to net income or other GAAP measures as indicators of our performance.

Funds From Operations is used by industry analysts and investors as a supplemental operating performance measure of an equity real estate investment trust (“REIT”).  The Company uses FFO in addition to net income to report operating results.  FFO is an industry standard for evaluating operating performance defined as net income (computed in accordance with GAAP) excluding gains or losses from sales of depreciable property, plus real estate depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures.  FFO does include impairment losses for properties held for use and held for sale.  Reconciliations of non-GAAP financial measures to earnings used in this press release are included in the above Outlook sections of the press release.

Funds Available for Distribution (FAD) is also used by industry analysts and investors as a supplemental operating performance measure of an equity REIT.  FAD as employed by Company management, represents FFO less property capital expenditures, straight-line adjustments of minimum rents and deferred leasing costs.

Net Operating Income (NOI) is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties.  NOI represents total property revenues less property operating and maintenance expenses.  Accordingly, NOI excludes certain expenses included in the determination of net income such as property management and other indirect operating expenses, interest expense and depreciation and amortization expense.  These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition the Company’s computation of same mall NOI excludes property bad debt expense, straightline adjustments of minimum rents, termination income, and income from outparcel sales. We also adjust for other miscellaneous items in order to enhance the comparability of results from one period to another.  Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level.  As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance.  Real estate asset related depreciation and amortization is excluded from NOI for the same reasons that it is excluded from FFO pursuant to NAREIT’s definition.

About the Glimcher Realty Trust

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.”  Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT-F” and “GRT-G,”  respectively.  Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

Glimcher Realty Trust
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Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy.  Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements.  Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of JV partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of the Company to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, the failure to achieve net income and  FFO for 2007 and 2008 set forth in this press release, material changes in the Company’s dividend rates on its securities or ability to pay its dividend on its common stock or other securities,  failure of key factors and assumptions in guidance issued for 2008 net income and FFO to be realized, failure to realize anticipated benefits from lowering the dividend,  failure of the Company to qualify as real estate investment trust, termination of existing JV arrangements, conflicts of interest with our existing JV partners, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls and community centers,  increases in impairment charges, additional impairment charges, as well as other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

Visit Glimcher at: www.glimcher.com